Exhibit 99.1

Charles & Colvard

July 18, 2006

For Immediate Release

Contact:

Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224 jbraun@moissanite.com

Investor Relations
Bill Zima
Integrated Corporate Relations
(203) 682-8200 wzima@icrinc.com

Charles & Colvard Reports Fiscal Second Quarter 2006 Financial Results

MORRISVILLE, N.C., July 18, 2006 — Charles & Colvard, Ltd., (NASDAQ: CTHR), the sole source of moissanite, a created jewel available for use in fine jewelry, today reported second quarter 2006 operating results.

For the three months ended June 30, 2006, the Company reported net sales of $8.5 million compared to $9.3 million in the second quarter of 2005. This year-over-year decrease was primarily the result of a difficult anniversary with the year-ago quarter, in which a large order was shipped to K&G Creations for the completion of the initial rollout of moissanite jewelry at Finlay jewelry counters. Gross profit margins increased to 75.0% in the second quarter of 2006 from 65.3% in the comparable quarter of 2005 primarily as a result of improved production costs.

Net income for the second quarter 2006 increased 48% to $1.1 million, or $0.06 per diluted share, compared to net income of $740 thousand, or $0.04 per diluted share, in the comparable period of 2005.

Bob Thomas, President and Chief Executive Officer stated, “While our revenues were down for the second quarter, we were up against a difficult comparison due to the large order by K&G Creations that was required for the rollout of moissanite products into Finlay store locations in the first half of the prior year. Revenue from other customers increased approximately 25% to $6.1 million in the second quarter. We were also pleased with our gross margin improvement and significant increase in net income for the second quarter.”

Charles & Colvard’s domestic sales in the second quarter decreased 15% to $7.2 million, attributable to decreased sales to K&G Creations as noted above. International sales for the second quarter increased 59% to $1.3 million, with strong results from all key geographic regions. Total shipments of 51,100 carats for the current period were 5% less than the 53,900 carats shipped in the same period of 2005. Total shipments of carats in the U.S. decreased 12% while international shipments of carats increased 64%.

Charles & Colvard

July 18, 2006

Mr. Thomas continued, “Sales & Marketing expense for the second quarter was approximately 42% of revenue, and approximately 37% year to date. We firmly believe that monies spent on increased consumer awareness will lead to increased sales for our jewel.”

“As we look to the fiscal third quarter, we expect to continue to make progress with current customers and to further expand our customer base. We are expecting to continue to increase the number of new doors at Finlay with the introduction of K&G’s exclusive collection of jewelry inspired by Sarah Ferguson, the Duchess of York. We believe that we are positioned for a strong Christmas holiday season. We also expect an initial shipment of moissanite jewelry into approximately 170 doors at a major, national retail chain which has over 700 retail locations as well as a test of 22 doors at the jewelry counter of a major, national retail chain that has over 900 locations.”

Mr. Thomas concluded, “We continue to believe that we have a tremendous opportunity to raise awareness of and enhance our market opportunity for moissanite jewelry. We are working diligently with new and existing customers to grow our business. We will continue to strive to broaden our distribution in the U.S. and abroad through traditional retail channels as well as other channels such as home television shopping and internet retail. We believe that our unique position and the high value content of our jewel will enable us to grow our business and drive significant value to our shareholders.”

In the second quarter, the company’s cash position decreased to $15.6 million from $20.9 million at March 31, 2006. This $5.3 million decrease was primarily due to the $2.9 million used to buy 280,000 shares of company stock, $2.6 million increase in inventory and the $1.5 million cash dividend paid on June 15, 2006 offset by the $1.9 million of pre tax income generated.

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006. In addition on April 18, 2006 the Board of Directors declared a $.08 per share cash dividend which was distributed on June 15, 2006 to shareholders of record on May 31, 2006.

Conference Call

The Company will also hold a conference call with senior management to discuss the financial results at 4:45 p.m. ET on July 18, 2006. Interested parties may participate in the call by dialing (913) 981-5523. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from July 18, 2006 through July 25, 2006. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 7518946.

Charles & Colvard

July 18, 2006

About Charles & Colvard, Ltd.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB and Intrinsic Semiconductor, Inc.; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

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-Financial Tables on Next Page-

Charles & Colvard

July 18, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$8,513,270	$9,305,774	$16,530,103	$20,524,539
Cost of goods	2,126,440	3,225,884	4,236,183	7,492,643

Gross profit	6,386,830	6,079,890	12,293,920	13,031,896

Operating expenses:
Marketing and sales	3,594,676	3,834,712	6,115,467	6,163,212
General and administrative	1,104,411	902,903	2,135,096	2,076,328
Research and development	15,562	103,650	36,158	169,315

Total operating expenses	4,714,649	4,841,265	8,286,721	8,408,855

Operating income	1,672,181	1,238,625	4,007,199	4,623,041

Interest income	203,506	105,073	408,528	174,492

Income before taxes	1,875,687	1,343,698	4,415,727	4,797,533
Income tax expense	779,891	603,517	1,795,684	2,045,404

Net income	$1,095,796	$740,181	$2,620,043	$2,752,129

Basic net income per share	$0.06	$0.04	$0.14	$0.15

Diluted net income per share	$0.06	$0.04	$0.14	$0.15

Weighted-average common shares:
Basic	18,208,441	17,947,483	18,259,811	17,842,588

Diluted	18,728,997	18,898,625	18,829,721	18,663,901

Note

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every fours shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard

July 18, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and equivalents	$15,634,459	$21,003,551
Accounts receivable	10,262,792	11,236,486
Interest receivable	34,800	46,417
Notes receivable	191,288	250,272
Inventory	29,225,446	23,168,028
Inventory on consignment	2,235,232	2,446,722
Prepaid expenses and other assets	582,749	571,277
Deferred income taxes	525,750	600,665

Total Current Assets	58,692,516	59,323,418
Long-Term Assets
Notes receivable	263,710	263,710
Furniture and equipment, net	551,542	496,336
Patent and license rights, net	289,922	298,524
Deferred income taxes	1,623,274	3,156,238

Total Long Term Assets	2,728,448	4,214,808

Total Assets	$61,420,964	$63,538,226

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,693,824	$1,341,187
Other	1,673,406	1,591,600
Accrued payroll	229,745	1,050,013
Accrued co-op advertising	953,457	1,364,007
Accrued expenses and other liabilities	240,517	225,801

Total Current Liabilities	4,790,949	5,572,608

Shareholders’ Equity	56,630,015	57,965,618

Total Liabilities and Shareholders’ Equity	$61,420,964	$63,538,226